Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
MAPLEBEAR INC.
(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
Maplebear Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
ONE:        Pursuant to Section 151 of the DGCL and the authority granted in the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board of Directors”) previously authorized the issuance of a series of redeemable convertible preferred stock designated Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on September 21, 2023, filed a Certificate of Designation with respect to the Series A Preferred Stock with the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”).
TWO:        No shares of Series A Preferred Stock are outstanding, and no shares thereof will be issued subject to the Certificate of Designation.
THREE:    The Board of Directors has adopted the following resolutions:
“NOW, THEREFORE, BE IT RESOLVED, that, as of the date hereof, no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued subject to the Certificate of Designation;
RESOLVED FURTHER, that all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock shall be eliminated from the Certificate of Incorporation;
RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed to take any and all actions as such officers deem necessary and appropriate to eliminate the Series A Preferred Stock, including to execute and file, or cause to be executed and filed, a Certificate of Elimination of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware; and
RESOLVED FURTHER, that, upon the effectiveness of the Certificate of Elimination, the Series A Preferred Stock shall be returned to the status of authorized and unissued shares of preferred stock of the Company, without designation as to series.”
FOUR:        Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.

In Witness Whereof, the Company has caused this Certificate of Elimination to be executed by its duly authorized officer on this 24th day of September, 2026.

MAPLEBEAR INC.

By:	/s/ Chris Rogers
Name:	Chris Rogers
Title:	Chief Executive Officer

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